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                                                               EXHIBIT 99.1
                                    PRESS RELEASE
                        CRAGAR ANNOUNCES NASDAQ LISTING STATUS

     October 15, 1998 -- Phoenix, Arizona -- CRAGAR Industries, Inc. today announced that it received correspondence from Nasdaq after the close of the market on October 14, 1998 indicating a decision by the Nasdaq Listing Qualifications Panel to immediately delist the Company's Common Stock and Warrants from the Nasdaq SmallCap Market. Nasdaq has notified the Company that the Common Stock and Warrants will become eligible for trading on the OTC Bulletin Board.

     This event followed a decision by the Nasdaq Listing Qualifications Panel regarding the Company's appeal for an exemption from the recently adopted requirements for continued listing on the Nasdaq SmallCap Market. The Company was unable to obtain such an exemption because of its failure to meet the net tangible asset/market capitalization/net income requirements.

     The Company's Common Stock and Warrants continue to be listed on the Boston Stock Exchange under the symbols "CWH" and "CWHW", respectively.
There can be no assurance the Company will continue to maintain compliance with the requirements for continued listing on the Boston Stock Exchange with respect to the Common Stock and Warrants.

     CRAGAR Industries, Inc. is an international designer, producer, and seller of custom wheels and wheel accessories for cars, trucks, vans, sport utility vehicles, racing vehicles, and motorcycles.

     For additional information, contact Michael L. Hartzmark, President and CEO, 602-247-1300. Internet address: http:\\www.prnewswire.com/cnoc. To obtain hard copies, call Fax-On-Demand at 800-758-5804.

     This release includes statements, which may constitute forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, among other items, statements regarding the Company's business strategy, growth strategy, anticipated synergies and benefits resulting from potential acquisitions and future acquisition plans, and anticipated trends in the Company's business. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Please refer to the Risk Factors in the Company's filings with the Securities and Exchange Commission which identify certain important factors that could cause the actual results to differ materially from those contained in our forward-looking statements. These factors include, but are not limited to, the bankruptcy of the Company's primary customer, dependence on external financing, product availability, market conditions, as well as general economic conditions. In view of the significant uncertainties inherent in the forward-looking statements discussed above, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.